Exhibit 10.18

SPONSORSHIP AGREEMENT

BETWEEN

KAP Srl (CF 09703750969), with current headquarters in Milan at 1/3 via Ripamonti, a company incorporated under Italian law, represented here by Mr. Marco Sala, born in Lecco (Italy) on 17 August 1981, as sole director, (the ” Sponsor ”)

And

Fudbalski Klub Akademija Pandev , with current headquarters in Spiro Zahov n.28, STRUMICA (North Macedonia) company under Macedonian law, (hereinafter, for the sake of brevity, FKAP) in the person of the legal representative Mr. Goran Pandev, born in Strumica (Macedonia) on July 27, 1983, also in the capacity of full and exclusive owner of FKAP, (the ” Sponsee ”)

GIVEN THAT

-	KAP Srl is a company whose object is the supply of strategic consulting services to private and public companies and institutions, aimed at growth and innovation, as well as the design and construction of spaces, including digital ones, within which to develop innovative systems of communication;

-	KAP Srl is a wholly owned subsidiary of Brera Holdings Limited

-	KAP Srl has started the procedure for changing the company name to Brera Milano Srl;

-	Brera Milano Srl will be wholly owned by Brera Holdings Limited;

-	The agreements covered by this agreement are to be considered effective for KAPSrl and for Brera Milano Srl without the need for ratification by the latter once the procedure for changing the company name has been completed;

-	Brera Holdings Limited is an Irish company that has initiated the procedure for listing on the NASDAQ stock exchange in the US, which will be completed between November 15 and December 30, 2022;

-	FKAP is a company incorporated under Macedonian law whose object is the performance of football activities, under the aegis of the regulations of the Macedonian Football Federation and FIFA;

-	The Parties declare that this contract falls to all intents and purposes within the scope of promotional-advertising collaboration relationships governed by the rules and in accordance with the spirit of the regulations of the North Macedonia Football Federation and guarantee that there are no impediments of any kind for its stipulation. and for its execution;

-	Pending the definition of the aforementioned stock exchange listing procedure, with this private agreement (the ” Contract ”), KAP Srl and FKAP intend to start a strategic partnership in the form of sponsorship.

All of the above stated, the following is agreed and stipulated between the parties.

1.	Premises and annexes

The Premises and Annexes are an integral and essential part of the Contract.

2.	Object

With the Contract, the Sponsee grants the Sponsor the right to qualify as “Main Sponsor” and to use the name and logo of Fudbalski Klub Akademija Pandev in all the Sponsor’s communication campaigns.

3.	Constraint of exclusivity

The Parties declare that this agreement is not subject to exclusivity. During the sports season, the Sponsor may sign sponsorship contracts with other companies operating in the sports sector, just as the Sponsee may sign sponsorship contracts with other companies operating in the same sector as the Sponsor.

4.	Obligations of the Sponsee

4.1.	The Sponsee, for the entire 2022/23 season, will give ample visibility and brand awareness to the partnership through the presence of the Sponsor’s logo on the game shirt, a campaign of wall posters in the city of Strumica, banners and banners in the sports center of Mr. Goran Pandev, as well as a joint and agreed communication both to the Macedonian press organs and on the official channels of the club.

4.2.	From the signing of this agreement and until 28.02.2023, Mr. Goran Pandev undertakes not to negotiate with third parties, or sell to third parties, any share of the capital of FKAP and to maintain full and exclusive ownership of the shares of FKAP. After this deadline, Mr. Goran Pandev and FKAP will be free to negotiate the sale with other potential buyers, without prior notice.

5.	Sponsor ’s Obligations

The Sponsor, within 10 days of signing this contract, will pay to FKAP (by bank transfer to: FK AKADEMIJA PANDEV AD STRUMICA, IBAN: MK07300701003397974; SWIFT CODE - KOBS MK 2X SRB; BANK: KOMERCIJALNA BANKA AD NO SKOPJE; TAX : MK4027017526693) the amount of € 70,000.00 (€ seventy thousand / 00) by way of sponsorship for the 2022/23 season. The Sponsor undertakes to provide the Sponsee with all advertising material and anything else useful and necessary for the communication partner indicated in point 4. The costs of the activities indicated in point 4 are to be understood as the sole responsibility of the Sponsor.

6.	POSTPONEMENT CLAUSE

The Parties expressly declare that the regulatory and conventional provisions of the Sporting Law, FIFA, UEFA and the FFM which are intended to be referred to and accepted therein apply to the Contract.

7.	Duration

7.1.	The Contract has a duration from the signing and until June 30, 2022 ; the effectiveness is conditional on the payment of the sum indicated in point 5 within the terms specified therein.

7.2.	The Agreement will not automatically renew.

8.	Termination and express termination clause

The Parties agree and stipulate that, in the event of a breach of an obligation of the Contract, the compliant Party must make a formal written complaint to the non-compliant Party, also indicating a deadline for compliance with a peremptory character. In the event that the non-compliant Party has not remedied within the aforementioned term, the non-compliant Party may terminate the Contract pursuant to art. 1454 of the Italian Civil Code without prejudice, in any case, to the right of the fulfilling Party to compensation for damage.

9.	Communications _

Communications relating to the Contract must be exchanged by the Parties at the following addresses and contact details:

COMMUNICATIONS TO THE SPONSOR: ______________________________________________________.

COMMUNICATIONS TO THE SPONSEE: ______________________________________________________.

10.	Protection of personal data

In the execution of the Contract, the Parties declare and guarantee that any processing of personal data will be carried out in full compliance with the pro tempore regulations applicable to the processing of personal data, such as, by way of example and not limited to, EU Regulation no. 679 of 27 April 2016 (” GDPR ”), and any measure, guideline and opinion issued by the Privacy Guarantor and / or other competent authority.

11.	Changes

Any modification to the Agreement must be agreed in writing between the Parties.

12.	Confidentiality Obligations

12.1.	The Parties undertake to respect and enforce the following provisions:

12.1.1.	keep confidential all data, information (written or oral) and news concerning the Parties, their activities and business (the ” Confidential Information ”), obtained or received as a result of the discussions that led to the stipulation of the Contract or in the execution of the same;

12.1.2.	protect the confidentiality of Confidential Information with the same care with which the confidentiality of one’s own confidential information is protected, implementing all measures and precautions necessary to avoid its disclosure, loss, destruction or unauthorized use;

12.1.3.	not to copy, use or reproduce the Confidential Information without the prior written consent of the other Party, except when such activities are strictly necessary for the performance of the services covered by the Contract.

12.2.	For the purposes of this article, Confidential Information does not include information that:

12.2.1.	they became public before the signing of the Contract, or during or after its duration, provided that this did not occur in violation of the provisions of the Contract;

12.2.2.	each Party proves to be known to it before they were transmitted by the other Party, provided that the related source is not in violation of a confidentiality agreement or the law.

12.3.	The Confidential Information may, however, be communicated to the competent Authorities who request the Parties to transmit any Confidential Information; in this case, if and to the extent permitted by applicable law, each Party undertakes to immediately notify the other Party of the request received and to agree on the timing, method and extent of the communication.

12.4.	Each Party shall immediately notify the other Party of any breaches of the confidentiality obligations referred to in this article of which it becomes aware and shall cooperate with that Party in protecting the latter’s rights.

13.	Applicable law and competent court

13.1.	The Contract is governed by Italian law.

13.2.	Any dispute that should arise between the Parties in relation or in connection with the Contract is devolved to the exclusive jurisdiction of the Court of Milan.

14.	Miscellaneous

14.1.	The Contract supersedes and completely replaces any other agreement, verbal or written, previously intervened between the same Parties and concerning the same Activities, even if considered separately.

14.2.	Should any clause of the Contract prove to be null, invalid or ineffective, the nullity, invalidity or ineffectiveness will be limited to the aforementioned clause, while the remaining clauses will remain fully valid and effective.

14.3.	The tolerance of one Party towards the non-fulfillment of any obligation under the Contract by the other cannot be interpreted as a waiver or forfeiture of asserting the related rights.

15.	Conditions of the Agreement

The parties mutually acknowledge that each clause of this agreement has been drawn up according to the common will following free negotiation between them and, therefore, the application of Articles 1341 and 1342 cod. civ.

Strumica, August 16, 2022

For Kap Srl For	Fudbalski Klub Akademija Pandev

Mr. Marco Sala Mr. Goran Pandev

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